                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         CHART HOUSE ENTERPRISES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             [LOGO OF CHART HOUSE]
                         CHART HOUSE ENTERPRISES, INC.

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 2, 1995

To the Stockholders of Chart House Enterprises, Inc.:

  The Annual Meeting of Stockholders of Chart House Enterprises, Inc., a Delaware corporation (the "Company"), will be held at the Del Mar Hilton Hotel, 15575 Jimmy Durante Boulevard, Del Mar, California, on Tuesday, May 2, 1995 at 10:00 a.m. for the following purposes:

    1. To elect two directors; and

    2. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 17, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the offices of the Company at 115 South Acacia Avenue, Solana Beach, California, or at the place where the meeting is to be held, during the ten days prior to the meeting.

  In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority of all outstanding shares of the Company's Common Stock must be present in person or be represented by proxy. WE HOPE THAT YOU WILL TAKE THIS OPPORTUNITY TO TAKE AN ACTIVE PART IN THE AFFAIRS OF THE COMPANY BY VOTING ON THE BUSINESS TO COME BEFORE THE MEETING, EITHER BY EXECUTING AND RETURNING THE ENCLOSED PROXY IN THE POSTAGE PAID, RETURN ENVELOPE PROVIDED OR BY CASTING YOUR VOTE IN PERSON AT THE MEETING.

                                          By Order of the Board of Directors

                                          /s/ William R. Kuntz, Jr.
                                          William R. Kuntz, Jr.
                                          Secretary

Solana Beach, California
March 30, 1995

                         CHART HOUSE ENTERPRISES, INC.
                            115 SOUTH ACACIA AVENUE
                             SOLANA BEACH, CA 92075

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      1995 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 2, 1995

GENERAL INFORMATION ON THE MEETING

  This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Chart House Enterprises, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 2, 1995, at 10:00 a.m., at the Del Mar Hilton Hotel, 15575 Jimmy Durante Boulevard, Del Mar, California, and at any adjournment thereof.

  The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. In addition to the use of the mails, proxies may be solicited by certain officers, directors and regular employees of the Company, without extra compensation, by telephone, facsimile transmission or personal interview. Although there is no formal agreement to do so, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the Company's Common Stock. This proxy statement and accompanying proxy are first being sent to the stockholders on or about March 29, 1995.

RECORD DATE AND VOTING

  Only stockholders of record at the close of business on March 17, 1995 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. As of March 17, 1995, 8,208,348 shares of the Company's Common Stock were issued and outstanding, all of which are entitled to be voted at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held on all matters to come before the meeting. A list of stockholders will be available for examination by stockholders at the Annual Meeting.

  The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A stockholder giving a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company written notice of revocation or by appearing at the meeting and voting in person. A prior proxy is automatically revoked by a stockholder giving a valid proxy bearing a later date. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted for all nominees listed herein under "Election of Directors."

  The election of directors will be determined by a plurality of the votes cast, while approval of any other items will require the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the meeting. In the case of shares that are present at the Annual Meeting for quorum purposes, not voting those shares for a particular nominee for director (including by withholding authority on the proxy) will not operate to prevent the election of that nominee if he otherwise receives affirmative votes; but, not voting those shares on any other item (including by abstaining on the proxy, or due to a broker "non-vote" which results when a broker holding shares for a beneficial owner has not received timely voting instructions from the beneficial owner) will operate to prevent approval of the item to the same extent as a vote against approval of the item.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of March 17, 1995 (unless otherwise indicated in a footnote), information concerning the beneficial ownership of voting securities of the Company by the persons who are known by the Company to own beneficially more than 5% of the outstanding shares of the Company's voting stock.

                                                     AMOUNT AND NATURE
                            NAME AND ADDRESS           OF BENEFICIAL   PERCENT
   TITLE OF CLASS          OF BENEFICIAL OWNER         OWNERSHIP(1)    OF CLASS
   --------------          -------------------       ----------------- --------
Common Stock........ Metropolitan Life Insurance Co.     1,908,225(2)   22.1%
                     One Madison Avenue
                     New York, New York 10010-3690
Common Stock........ Robert L. Emerson                   1,637,000(3)   19.9%
                     375 Park Avenue
                     New York, New York 10152
Common Stock........ ICM Asset Management, Inc.            697,300(4)    8.5%
                     West 601 Main Ave., Suite 917
                     Spokane, Washington 99201
Common Stock........ John M. Creed                         560,153(5)    6.8%
                     115 South Acacia Avenue
                     Solana Beach, California 92075

--------
(1) Unless otherwise indicated in a footnote, each person listed as a beneficial owner has sole voting and investment power.

(2) Includes 1,477,575 shares owned directly by Metropolitan Life Insurance Company ("Metropolitan") and 430,650 shares which Metropolitan has the right to acquire upon exercise of a warrant which became exercisable on September 7, 1993 and expires on September 6, 1997.

(3) As of February 14, 1995, Mr. Emerson, a registered investment adviser, had sole voting and investment power as to these shares, based on information set forth in a Schedule 13G statement.

(4) As of December 31, 1994, ICM Asset Management, Inc., a registered investment adviser, had sole voting power as to 19,000 shares, shared voting power as to 239,000 shares and shared investment power as to 697,300 shares, based on information set forth in a Schedule 13G statement.

(5) Includes 475,353 shares owned directly by Mr. Creed, 1,800 shares owned by Mr. Creed in an individual retirement account, 52,000 shares owned by an independent trustee under trusts established for the benefit of Mr. Creed's two daughters, and 31,000 shares which Mr. Creed has the right to acquire upon exercise of vested stock options granted to him under the Company's 1989 Non-Qualified Stock Option Plan and 1992 Stock Option Plan. Mr. Creed disclaims beneficial ownership as to the 52,000 shares held by the trustee.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of seven members, divided into three classes of directors serving staggered three-year terms. Two directors are to be elected at the Annual Meeting to serve for terms expiring at the 1998 Annual Meeting of Stockholders. The term of each director will continue until his successor is elected and has qualified.

  Pursuant to a favorable recommendation by the Nominating Committee, the Board of Directors has nominated John M. Creed and William M. Diefenderfer III for election at the Annual Meeting. Each of the nominees is now a director of the Company with a term expiring at the Annual Meeting and has agreed to serve if elected. The proxy holders will vote the proxies received by them for the two nominees, or, in the unlikely event that any nominee becomes unable to serve as a director, for other persons designated by the Board of Directors.

  The following tables set forth certain information with respect to each nominee and each director whose term of office will continue after the Annual Meeting.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                 SERVED AS
                                                                 DIRECTOR   TERM
NAME                     AGE        PRINCIPAL OCCUPATION           SINCE   EXPIRES
----                     ---        --------------------         --------- -------
John M. Creed...........  58 Chairman of the Board, President      1985     1995
                              and Chief Executive Officer of
                              the Company
William M. Diefenderfer   49 Partner, Wunder, Diefenderfer,        1991     1995
 III....................      Cannon & Thelen

  John M. Creed has been President and Chief Executive Officer and a director of the Company since November 1985 and was named Chairman of the Board in August 1987.

  William M. Diefenderfer III has been a partner in the Washington law firm of Wunder, Diefenderfer, Cannon & Thelen since May 1991. Mr. Diefenderfer was Deputy Director of the Office of Management and Budget from February 1989 to May 1991.

DIRECTORS WHOSE TERMS CONTINUE AFTER THE ANNUAL MEETING

                                                              SERVED AS
                                                              DIRECTOR   TERM
NAME                  AGE        PRINCIPAL OCCUPATION           SINCE   EXPIRES
----                  ---        --------------------         --------- -------
William E. Mayer.....  54 Dean, College of Business and         1990     1997
                           Management, University of
                           Maryland
Alan S. McDowell.....  56 Private Investor                      1990     1997
Arthur J. Nagle......  56 Managing Director, Vestar Capital     1985     1996
                           Partners, Inc.
Harry F. Roberts.....  52 Vice President, Starbucks Coffee      1993     1997
                           Company
Patrick W. Rose......  52 Vice Chairman, President and Chief    1989     1996
                           Executive Officer of Van Camp
                           Seafoods, Inc.

  William E. Mayer has been Dean of the College of Business and Management, University of Maryland, since October 1992. From September 1991 to July 1992, he was Dean of the Simon Graduate School of Business, University of Rochester. Mr. Mayer was the Chairman of the Board and Chief Executive Officer of CS First Boston Merchant Bank from January 1990 until January 1991. From December 1988 until January 1990, he was President and Chief Executive Officer of The First Boston Corporation, an investment banking firm. He is also a director of Riverwood International Corporation and Hambrecht & Quist, Inc. and a trustee of the Colonial Group of Mutual Funds.

  Alan S. McDowell has been a private investor focusing on the restaurant industry since 1984. From 1978 to 1983, he started and developed what became the largest franchisee network of Godfather's Pizza, which he sold to the franchisor in 1983. Mr. McDowell is also a director of Buffets, Inc., a restaurant company, and AGCO Corporation, a farm equipment manufacturer.

  Arthur J. Nagle has been a Managing Director of Vestar Capital Partners Inc., an investment banking firm, since April 1988. From 1978 to April 1988, Mr. Nagle was a Managing Director of The First Boston Corporation, an investment banking firm. Mr. Nagle is also a director of La Petite Academy, Inc.

  Harry F. Roberts has been Vice President of Starbucks Coffee Company since July 1993. From 1990 to July 1993, Mr. Roberts was President and Chief Executive Officer of EvansGroup Portland, which is part of the EvansGroup multi-state marketing communications network. In 1982 Mr. Roberts founded the Roberts Group, which merged with the existing Portland office of EvansGroup in 1990.

  Patrick W. Rose has been Vice Chairman, President and Chief Executive Officer of Van Camp Seafoods, Inc. since October 1992. From September 1989 to October 1992, he was a private investor. From 1982 to September 1989, Mr. Rose was President and Chief Executive Officer of Bumble Bee Seafoods, Inc. Mr. Rose is also a director of International House of Pancakes, Inc. and Van Camp Seafoods, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors held six meetings during 1994, two of which were actions by unanimous written consent. Each director attended at least 75% of the total number of meetings of the Board of Directors and of Board committees of which he was a member.

  The Board of Directors has established three standing committees, the Audit Committee, the Compensation Committee and the Nominating Committee.

  Audit Committee. The Audit Committee, which held one meeting in 1994, has the primary responsibility for ensuring the integrity of the financial information reported by the Company. The Committee's functions include: (i) to make recommendations concerning the selection of independent auditors; (ii) to review the scope of the annual audit to be performed by the independent auditors; (iii) to review the results of those audits; and (iv) to meet periodically with management and the Company's independent public accountants to review financial, accounting and internal control matters. The Audit Committee consists of Messrs. Diefenderfer, McDowell, Roberts and Rose.

  Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board on the compensation and benefits payable to the officers and key employees of the Company and is responsible for administering the Company's stock option and incentive compensation plans. The Compensation Committee held four meetings in 1994. The Compensation Committee consists of Messrs. Mayer, Nagle, Roberts and Rose.

  Nominating Committee. The Nominating Committee, which held one meeting in 1994, is responsible for (i) recommending nominees for election as directors and for appointment as directors to fill vacancies; (ii) considering any nominations for election as director submitted by stockholders; and (iii) making recommendations concerning the organization and size of the Company's Board of Directors and committees of the Board. The Committee consists of Messrs. Diefenderfer, Mayer, McDowell and Nagle. Stockholders who want to submit recommendations of nominees for election as directors should submit the recommendations to the Company at its executive offices stating in detail the qualifications of the proposed candidates.

COMPENSATION OF DIRECTORS

  The Company pays its outside directors a $2,000 fee plus expenses for each meeting of the Board of Directors they attend and for each meeting of any committee of the Board of Directors they attend. If more than one of those meetings is held on the same or successive days, only one payment is made. A $1,000 fee is paid in the case of meetings held by conference telephone. No fee is paid in the case of actions taken by unanimous written consent of the directors.

                             EXECUTIVE COMPENSATION

  The following table sets forth compensation for services in all capacities to the Company for the fiscal years ended December 31, 1994, 1993, and 1992, of those persons who were, at December 31, 1994 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                                                            -------------
                                               ANNUAL
                                          COMPENSATION(1)      AWARDS
       NAME AND PRINCIPAL          ----------------------- -------------     ALL OTHER
            POSITION               YEAR SALARY($) BONUS($) OPTIONS(#)(2) COMPENSATION($)(3)
       ------------------          ---- --------- -------- ------------- ------------------
John M. Creed                       1994  235,000  113,141     10,000           1,250
Chairman, President and             1993  225,000  108,013     10,000           2,500
 Chief Executive  Officer           1992  225,000   39,586        --            1,250

Harold E. Gaubert, Jr.              1994  155,000   37,000     11,000           1,250
Vice President, Treasurer           1993  150,000   32,652      4,500           2,500
 and Chief Financial Officer        1992  130,000   26,359      4,000           1,250

William R. Kuntz, Jr.               1994  155,000   37,000     12,000           1,250
Vice President, General             1993  150,000   32,652      4,500           2,500
 Counsel and Secretary              1992  135,000   23,605      6,000           1,250

Douglas E. Kollus                   1994  155,000   35,714     16,000           1,250
Vice President; President and       1993  150,000   23,191      4,000           2,500
 Chief Operating Officer of         1992  150,000   38,915      3,000           1,250
 Islands Restaurants, Inc.

David S. McCoart                    1994  145,000   34,285     11,000           1,250
Vice President; Executive           1993  140,000   20,191      4,000           2,500
 Vice President--Operations         1992  140,000   28,133      3,000           1,250
 of Chart  House, Inc.

--------
(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the Company's 401(k) Plan and Executive Benefit and Wealth Accumulation Plan.
(2) Non-qualified stock options were granted on February 25, 1992, February 22, 1993, February 14, 1994 and August 4, 1994, have an exercise price equal to fair market value on those dates ($12.25, $5.875, $12.875 and $7.25 respectively), vest at a rate of 20% per year over five years, and expire ten years from date of grant.

(3) Includes Company matching contributions on behalf of the executive officer to the Company's 401(k) Plan and Executive Benefit and Wealth Accumulation Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       POTENTIAL
                                                                    REALIZABLE VALUE
                                                                   AT ASSUMED ANNUAL
                                                                     RATES OF STOCK
                                                                   PRICE APPRECIATION
                                                                    FOR OPTION TERM
                                     INDIVIDUAL GRANTS                    (2)
                         ----------------------------------------- ------------------
                         NUMBER OF
                         SECURITIES % OF TOTAL
                         UNDERLYING  OPTIONS
                          OPTIONS   GRANTED TO EXERCISE
                          GRANTED   EMPLOYEES   PRICE   EXPIRATION
     NAME                  (#)(1)    IN 1994    ($/SH)     DATE     5% ($)   10% ($)
     ----                ---------- ---------- -------- ---------- -------- ---------
John M. Creed...........   10,000      6.1%    $12.875  2/14/2004  $ 80,970 $ 205,194
Harold E. Gaubert, Jr...    4,000      2.4%    $12.875  2/14/2004  $ 32,388 $  82,078
                            7,000      4.3%    $  7.25   8/4/2004  $ 31,916 $  80,882
William R. Kuntz, Jr....    5,000      3.1%    $12.875  2/14/2004  $ 40,485 $ 102,597
                            7,000      4.3%    $  7.25   8/4/2004  $ 31,916 $  80,882
Douglas E. Kollus.......    8,000      4.9%    $12.875  2/14/2004  $ 64,776 $ 164,155
                            8,000      4.9%    $  7.25   8/4/2004  $ 36,476 $  92,437
David S. McCoart........    3,000      1.8%    $12.875  2/14/2004  $ 24,291 $  61,558
                            8,000      4.9%    $  7.25   8/4/2004  $ 36,476 $  92,437

--------
(1) Non-qualified stock options were granted on February 14, 1994 and August 4, 1994, have an exercise price equal to fair market value on those respective dates, vest at a rate of 20% per year over five years, and expire ten years from date of grant.
(2) Potential realizable value amounts are based on an assumption that the Company's stock price will appreciate at the annual compounded rates shown over the ten year option term. There can be no assurances that the stock price will appreciate at these rates or experience any appreciation at all.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                        OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           SHARES                DECEMBER 31, 1994 (#)(1)  DECEMBER 31, 1994 ($)(2)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
     NAME                EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                ----------- ----------- ----------- ------------- ----------- -------------
John M. Creed...........        0      $     0     27,000       18,000      $  7,000      $28,000
Harold E. Gaubert, Jr...    2,167      $11,019     17,500       17,000      $  3,150      $27,475
William R. Kuntz, Jr. ..    5,000      $23,450     33,300       19,200      $109,125      $27,475
Douglas E. Kollus.......        0      $     0     12,000       21,000      $  2,800      $28,200
David S. McCoart........    5,000      $29,800     24,570       16,000      $ 62,111      $28,200

--------
(1) Options include incentive stock options issued in 1985 at an exercise price of $1.54, an option for the purchase of shares issued to Mr. Kuntz in 1988 at an exercise price of $2.31, and non-qualified stock options issued in 1989, 1992, 1993 and 1994 (twice) at exercise prices of $13.50, $12.25,
    $5.875, $12.875 and $7.25, respectively.
(2) Value is based on the closing price on the New York Stock Exchange of the Company's common stock on that date ($9.375). There is no negative value attributed to options which have exercise prices higher than the closing market price.

                     REPORT OF THE COMPENSATION COMMITTEE

INTRODUCTION

  The Compensation Committee of the Board of Directors is responsible for reviewing and determining the compensation of the executive officers of the Company, administering the Company's executive compensation plans, including incentive compensation, stock option and other employee benefit plans, and making recommendations to the Board of Directors regarding the adoption of new executive compensation plans. The Committee consists of four directors who are not employees of the Company.

COMPENSATION PHILOSOPHY

  The Committee's primary objective in developing and administering the Company's executive compensation system is to attract and motivate a quality management team to increase stockholder value. The Company's compensation system emphasizes incentives tied to the attainment of financial performance goals.

  The executive compensation system consists of three major components: base salary, annual incentive and long-term incentive.

  Base Salary. Base salaries for executives are established at a level commensurate with the executive's position in the Company and relative to peers in other companies. Annual salary increases generally are made in recognition of added duties or responsibilities taken on by the executive and to reflect cost of living increases.

  Annual Incentive Compensation. The Company has traditionally relied on incentive bonus compensation as the most important component of executive compensation. From the early 1970's through 1992, the Company or its predecessors maintained for executives and other senior administrative employees a 5% Bonus Plan, under which quarterly bonus payments were made to participants from a bonus pool if the Company, or the participant's restaurant division, achieved budgeted financial goals relating primarily to pre-tax income before interest expense. In 1993, the 5% Bonus Plan was replaced by a new Incentive Compensation Plan, which is described below.

  Long-Term Incentive. Long-term incentives are provided to Company executives in the form of annual stock option grants under the Company's 1992 Stock Option Plan and stock options previously granted under the 1985 and 1989 stock option plans. The 1992 Stock Option Plan authorizes the grant of options for the purchase of up to 310,000 shares of Common Stock. As of December 31, 1994, 63,600 shares remained available for option grants under the 1992 Stock Option Plan. In February and March 1994, the Committee approved the grant of options for the purchase of a total of 95,000 shares of Common Stock. In August 1994, the Committee approved a special grant of options for the purchase of 68,000 shares, with the understanding that the special grant would be in lieu of the regular annual grant of options in February 1995. The Compensation Committee believes that equity incentives are an effective way of motivating management to increase value to the stockholder and that stock options are the most appropriate type of equity incentive given the characteristics of the Company and its management team.

INCENTIVE COMPENSATION PLAN

  During 1992, the Compensation Committee re-evaluated the effectiveness of the annual incentive component of the Company's executive compensation system and concluded that the effectiveness of the 5% Bonus Plan, which had been in place for 20 years, had eroded. During that period Chart House evolved from a division of another public restaurant company, to a highly leveraged independent company, and finally to a public company with several operating divisions. The 5% Bonus Plan had been modified from time to time to keep pace with the Company's evolution with the result that, by 1992, the plan had become complicated, difficult to administer and not clearly understood by participants.

  In December 1992, the Compensation Committee, working with management, approved a new Incentive Compensation Plan, which was then approved by the Board of Directors effective beginning in 1993. Under the new Incentive Compensation Plan, annual bonus payments are made to participants (executive officers and senior administrative employees) at year-end from a bonus pool equal to 12% of the Company's net income as reported to stockholders. The Compensation Committee determined that 12% of net income would produce a bonus pool approximately equal in size to the bonus pool calculated under the 5% Bonus Plan in a year in which the Company achieves operating results at a level comparable to its best year of operations. Each participant has a percentage interest in the bonus pool allocated by the Compensation Committee at the beginning of the year. In addition to the allocated percentage interests, approximately 25% of the bonus pool is reserved for the payment of discretionary bonuses based on outstanding individual performance as determined by the Compensation Committee based on recommendations made by management.

  The Committee believes that the Incentive Compensation Plan advances three important objectives: (1) simplicity--it can be easily communicated to and understood by participants and is simple to administer; (2) team approach-- annual incentive compensation paid to all participants is based on the financial performance of the Company as a whole rather than any single restaurant division; and (3) identification with stockholders--the bonus pool is calculated based on annual net income as audited by the Company's independent accountants and reported to stockholders in public reports, rather than an internal calculation of adjusted pre-tax operating income as was the case under the 5% Bonus Plan. Based on the two years of experience derived from application of the plan, the Committee is satisfied that the new plan is achieving these objectives.

1994 EXECUTIVE OFFICER COMPENSATION

  Salaries paid to executive officers in 1994 were slightly higher than in 1993, generally in line with increases in the cost of living.

  Bonus compensation paid to executive officers for 1992 was determined primarily based on the formula established under the 5% Bonus Plan and for 1993 and 1994 was determined under the Incentive Compensation Plan. Bonus compensation increased from 1992 to 1993 as a result of the Company's improved financial performance and the determination of bonuses under the new Incentive Compensation Plan based on the Company's net income. Bonus compensation also increased from 1993 to 1994 as the Company's net income increased.

  In addition, in accordance with the provisions of the Incentive Compensation Plan, several executive officers received year-end discretionary bonus payments out of the bonus pool established under that plan in recognition of individual performance.

1994 CEO COMPENSATION

  Compensation to Mr. Creed for 1994 was determined according to the principles set forth above. Mr. Creed's salary for 1994 increased by $10,000 over 1993. For 1992, his bonus compensation was determined by application of the formula calculation under the Company's 5% Bonus Plan. Because the Company failed to achieve established financial performance targets for the year-to-date as of the end of the third and fourth quarters of 1992, Mr. Creed received bonus payments only for the first and second quarters, and those payments were less than budgeted amounts. For 1993 and 1994, Mr. Creed received an annual bonus determined based on his allocated share of the bonus pool established under the Incentive Compensation Plan, which was 12% of the Company's consolidated net income. Stock options for the purchase of 10,000 shares were granted to Mr. Creed in each of 1993 and 1994.

                                          Compensation Committee:

                                          William E. Mayer
                                          Arthur J. Nagle
                                          Harry F. Roberts
                                          Patrick W. Rose

                               PERFORMANCE GRAPH

  The following graph compares cumulative total stockholder return on the Company's Common Stock with the performance of the Dow Jones Equity Market Index and a restaurant industry peer group index (Standard Industrial Classification (SIC) Code 5812--Eating Places) for the five year period ended December 31, 1994. The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 on December 31, 1989.


COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG COMPANY, DOW JONES EQUITY
                          MARKET INDEX AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           CHART HOUSE    DOW JONES
(Fiscal Year Covered)        ENTERPRISES    MARKET INDEX  Peer Group
-------------------          -----------    ------------  ----------
Measurement Pt-  /  /89      $100           $100         $100
FYE   /  /90                 $71.84         $95.92       $85.88
FYE   /  /91                 $66.99         $124.12      $122.26
FYE   /  /92                 $52.43         $129.96      $156.23
FYE   /  /93                 $93.20         $147.56      $179.39
FYE   /  /94                 $72.82         $144.69      $157.11

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of March 17, 1995, information concerning the number of shares of the Company's Common Stock beneficially owned by each of the directors and nominees for election as director, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

                      NAME OF                     AMOUNT AND NATURE OF PERCENT
                  BENEFICIAL OWNER                BENEFICIAL OWNERSHIP OF CLASS
                  ----------------                -------------------- --------
   John M. Creed.................................       560,153(1)        6.8%
   William M. Diefenderfer III...................        14,575(2)          *
   William E. Mayer..............................        19,199             *
   Alan S. McDowell..............................         1,000             *
   Arthur J. Nagle...............................        29,900             *
   Harry F. Roberts..............................         1,275             *
   Patrick W. Rose...............................        10,300(3)          *
   Harold E. Gaubert, Jr.........................        92,746(4)        1.1%
   Douglas E. Kollus.............................        79,933(5)        1.0%
   William R. Kuntz, Jr..........................        86,235(6)        1.0%
   David S. McCoart..............................        88,697(7)        1.1%
   All directors and executive officers as a
    group (12 persons)...........................       991,584(8)       11.9%

--------
 *  Less than one percent.

(1) Includes 475,353 shares owned directly by Mr. Creed, 1,800 shares owned by Mr. Creed in an individual retirement account, 52,000 shares owned by an independent trustee for the benefit of Mr. Creed's two daughters and 31,000 shares which Mr. Creed has the right to acquire upon exercise of vested stock options. Mr. Creed disclaims beneficial ownership as to the 52,000 shares held by the trustee.

(2) Includes 3,000 shares owned directly by Mr. Diefenderfer, 3,255 owned by Mr. Diefenderfer in an individual retirement account, 720 shares owned in a supplemental executive retirement plan, 2,100 shares owned by an independent trustee for the benefit of Mr. Diefenderfer's two sons, and 5,500 owned by his wife. Mr. Diefenderfer disclaims beneficial ownership of the 5,500 shares owned by his wife.

(3) Includes 5,300 shares owned by Mr. Rose and his wife as trustees of a family trust and 5,000 shares owned by Mr. Rose in an individual retirement account.

(4) Includes 69,981 shares owned directly by Mr. Gaubert, 460 shares owned by Mr. Gaubert in an individual retirement account, 210 shares owned by his wife in an individual retirement account, 1,065 shares owned by his daughter, 1,030 shares owned by his son, and 20,000 shares which Mr. Gaubert has the right to acquire upon exercise of vested stock options.

(5) Includes 64,933 shares owned directly by Mr. Kollus and 15,000 shares which Mr. Kollus has the right to acquire upon exercise of vested stock options.

(6) Includes 49,835 shares owned directly by Mr. Kuntz and 36,400 shares which Mr. Kuntz has the right to acquire upon exercise of vested stock options.

(7) Includes 62,127 shares owned directly by Mr. McCoart and 26,570 shares which Mr. McCoart has the right to acquire upon exercise of vested stock options.

(8) Includes a total of 136,470 shares which executive officers of the Company have the right to acquire upon the exercise of vested stock options.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on the Company's review of the copies of those forms received by the Company, or written representations from directors and officers that no Forms 5 were required to be filed, it appears that no director or officer failed to file a monthly report of a transaction on a timely basis.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP was the Company's certified public accountant for the year ended December 31, 1994. During the past fiscal year, the Company also engaged Arthur Andersen LLP to render certain nonaudit professional services involving assistance on tax planning matters and general consultations.

  The appointment of auditors is approved annually by the Board of Directors, which is based in part on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. Arthur Andersen LLP has been selected by the Audit Committee and approved by the Board of Directors for the current year. Stockholder approval is not sought in connection with this selection. Each professional service performed by Arthur Andersen LLP during fiscal 1994 was approved, and the possible effect of such service on the independence of such firm was considered, by the Audit Committee. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Any stockholder proposal to be considered for presentation at the 1996 Annual Meeting of Stockholders must be received by the Company at its executive offices on or before December 1, 1995 for inclusion in the Company's Proxy Statement and form of Proxy.

                                 MISCELLANEOUS

  The Company knows of no matters other than the foregoing to be brought before the Annual Meeting, but if any other matter properly comes before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the proxies in accordance with their best judgment.

  The Annual Report of the Company for the fiscal year ended December 31, 1994 accompanies this Proxy Statement.

  EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ William R. Kuntz, Jr.
                                          William R. Kuntz, Jr.
                                          Secretary

March 30, 1995

                         CHART HOUSE ENTERPRISES, INC.
                            115 South Acacia Avenue
                        Solana Beach, California 92075

                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 2, 1995

          This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints John M. Creed and Harold E. Gaubert, Jr., or either of them, as proxies, each with the power to appoint his substitute, to vote all the shares of common stock of Chart House Enterprises, Inc. held of record by the undersigned on March 17, 1995, at the Annual Meeting of Stockholders to be held on May 2, 1995, or any adjournment thereof, as indicated on the reverse hereof on the proposal for Election of Directors described in the proxy statement for the meeting, and as those proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTE FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE.

                      PLEASE SIGN ON THE REVERSE SIDE AND
                    MAIL PROMPTLY IN THE ENCLOSED ENVELOPE

                                                                   -------------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                   -------------

--------------------------------------------------------------------------------

[X] Please mark
    votes as in
    this example

1.  ELECTION OF DIRECTORS:

NOMINEES:  John M. Creed and William M. Diefenderfer III

          FOR                WITHHELD
          BOTH              FROM BOTH
        NOMINEES             NOMINEES
           [_]                  [_]
                                                          MARK HERE
[_] ________________________________________             FOR ADDRESS
For both nominees, except vote withheld from              CHANGE AND
the above nominee:                                       NOTE AT LEFT     [_]


                           Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                           Signature: ________________________ Date ____________

                           Signature: ________________________ Date ____________